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EXHIBIT 11

                               Xerox Corporation

                  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                              Three months        Six Months
                                             ended June 30,     ended June 30,
                                             2000      1999      2000     1999

I. Basic Net Income (Loss) Per Common Share

  Net Income (Loss)                      $    145  $    448  $   (98)  $   791
  Accrued dividends on ESOP preferred
    stock, net                                 (7)      (10)     (17)      (20)
  Adjusted net income (loss)             $    138  $    438  $  (115)  $   771

  Average common shares outstanding
    during the period                     666,360   659,234  666,031   659,994
  Common shares contingently issuable
    with respect to exchangeable shares       920     2,206      921     2,012
  Adjusted average shares outstanding
    for the period                        667,280   661,440  666,952   662,006

  Basic earnings (loss) per share        $   0.21  $   0.66  $ (0.17)  $  1.16


II. Diluted Net Income (Loss) Per Common Share

  Net Income (Loss)                      $    145  $    448  $   (98)  $   791
  ESOP expense adjustment, net of tax          (6)        2        -         4
  Accrued dividends on ESOP preferred
    stock, net                                  -         -      (17)        -
  Interest on convertible debt,
    net of tax                                  -         4        -         8
  Adjusted net income (loss)             $    139  $    454  $  (115)  $   803

  Average common shares outstanding
    during the period                     666,360   659,234  666,031   659,994
  Stock options, incentive and
    exchangeable shares                     6,148    11,837      921    11,202
  Convertible debt                          5,287    13,190        -    13,190
  ESOP preferred stock                     51,004    52,433        -    52,337
  Adjusted average shares outstanding
    for the period                        728,799   736,694  666,952   736,723

  Diluted earnings (loss) per share      $   0.19  $   0.62  $ (0.17)  $  1.09